Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context requires otherwise, references to “Holley,” “Holdings,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Holley Intermediate Holdings, Inc. and its consolidated subsidiaries. The following discussion and analysis should be read in conjunction with Holley’s condensed consolidated financial statements and related notes thereto included in this current report on Form 8-K filing. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause Holley’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed herein and under the caption, “Cautionary Note Regarding Forward-Looking Statements,” in our registration statement, as filed with the SEC on July 21, 2021, and those in our subsequent filings with the SEC.

Overview

We are a designer, marketer, and manufacturer of high performance automotive aftermarket products serving car and truck enthusiasts, with sales, processing, and distribution facilities reaching most major markets in the United States, Canada, Europe and China. Holley designs, markets, manufactures and distributes a diversified line of performance automotive products including fuel injection systems, tuners, exhaust products, carburetors, safety equipment and various other performance automotive products. The Company’s products are designed to enhance street, off-road, recreational and competitive vehicle performance and safety.

Innovation is at the core of our business and growth strategy. Approximately 40%, 40% and 36%, of our annual sales for fiscal 2020, 2019 and 2018, respectively, were generated by products that we first introduced in just the last five years. We have a history of developing innovative products, including new products in existing product families, product line expansions, and accessories, as well as products that bring us into new categories. We have thoughtfully expanded our product portfolio over time to adapt to consumer needs.

In addition, we have historically used strategic acquisitions to (i) expand our brand portfolio, (ii) enter new product categories and consumer segments, (iii) increase direct-to-consumer (“DTC”) scale and connection, (iv) expand share in current product categories and (v) realize value-enhancing revenue and cost synergies. While we believe our business is positioned for continued organic growth, we intend to continue evaluating opportunities for strategic acquisitions that would complement our current business and expand our addressable target market. Between 2014 and the end of 2020 we completed eight acquisitions, which, in total, have generated $35 million of cost saving synergies through reductions in product cost, elimination of headcount, facility costs and other SG&A expenses.

Factors Affecting our Performance

We believe that our performance and future success depend on a number of factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and those under the caption, “Risk Factors,” in our registration statement, as filed with the SEC on July 21, 2021, and those in our subsequent filings with the SEC.

Business Combination

On July 16, 2021 we consummated a business combination (“Business Combination”) pursuant to that certain Agreement and Plan of Merger dated March 11, 2021 (the “Merger Agreement”), by and among Empower Ltd., (“Empower”), Empower Merger Sub I Inc., a direct wholly owned subsidiary of Empower (“Merger Sub I”), Empower Merger Sub II LLC, a direct wholly owned subsidiary of Empower (“Merger Sub II”), and Holdings.

The Merger Agreement provided for, among other things, the following transactions: (i) Merger Sub I merged with and into Holdings, the separate corporate existence of Merger Sub I ceased and Holdings became the surviving corporation, and (ii) Holdings merged with and into Merger Sub II, the separate corporate existence of Holdings ceased and Merger Sub II became the surviving limited liability company. Upon closing, Empower changed its name to Holley Inc. and its trading symbol on the New York Stock Exchange (the “NYSE”) from “EMPW” to “HLLY.”

The Business Combination will be accounted for as a reverse recapitalization. Holdings was deemed the accounting acquirer with Holley Inc. as the successor registrant. As such, Empower will be treated as the acquired company for financial reporting purposes, and financial statements for periods prior to the Business Combination will be those of Holdings.

As a result of the Business Combination, Holley Inc. listed on the NYSE, which required us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Acquisitions

Holley has historically pursued a growth strategy through both organic growth and acquisitions. The Company has pursued acquisitions that it believes will help drive profitability, cash flow and stockholder value. Holley targets companies that are market leaders, expand the Company’s geographic presence, provide a highly synergistic opportunity and enhance Holley’s ability to provide a wide array of its products to its customers through its distribution network.

The most significant of these acquisitions impacting the comparability of our operating results were:

•

AEM Performance Electronics: On April 14, 2021 Holley acquired AEM Performance Electronics (“AEM”), a developer and supplier of electronic control and monitoring systems for performance automotive applications. This acquisition increases Holley’s penetration into the import and other sport compact cars submarket.

•

Drake Automotive Group: On November 11, 2020 Holley acquired Drake Automotive Group LLC (“Drake”), a designer and seller of automotive aftermarket appearance parts, wheels, chassis & suspension products and accessories. This acquisition increases Holley’s penetration within the Ford/Mustang platform where it has historically been under indexed relative to the market.

•

Simpson Performance Products: On November 16, 2020 Holley acquired Simpson Performance Products, Inc. (“Simpson”), a designer and seller of motorsport safety products including helmets head & neck restraints, seat belts, firesuits and more. This acquisition extended Holley’s footprint into the safety and racing segment.

The acquisitions have all been accounted for in accordance with FASB ASC Topic 805, Business Combinations, and the operations of the acquired entities are included in our historical results for the periods following the closing of the acquisition. See Note 1, “Description of the Business, Basis of Presentation, and Summary of Significant Accounting Policies,” and Note 2, “Acquisitions,” in the condensed consolidated financial statements included in this current report on Form 8-K for additional information related to the Company’s acquisitions and investments.

Seasonality

Holley’s operating results have fluctuated on a quarterly and annual basis in the past and can be expected to continue to fluctuate in the future as a result of a number of factors, some of which are beyond the Company’s control. Due to these factors and others, which may be unknown to the Company at this time, operating results in future periods can be expected to fluctuate. Accordingly, the Company’s historical results of operations may not be indicative of future performance.

Geopolitical

Geopolitical factors could adversely impact the U.S. and other economies, with specific impacts felt by the automotive sector. In particular, changes to international trade agreements, such as the United States-Mexico-Canada Agreement or other political pressures could affect the operations of the Company’s customers, resulting in reduced automotive production in certain regions or shifts in the mix of production to higher cost regions.

Competition

The performance automotive industry is highly competitive. The principal factors on which industry participants compete include technical features, performance, product design, innovation, reliability and durability, brand, time to market, customer service, reliable order execution, and price. Existing competitors may expand their product offerings and sales strategies, and new competitors may enter the market. If Holley’s market share decreases due to increased competition, its revenue and ability to generate profits in the future may be impacted.

Regulatory Environment

Holley is subject to federal, state and local regulations including consumer laws and regulations, tax laws and regulations, and engineering and environmental laws and regulations. Holley’s current business plan assumes no material change in these laws and regulations. In the event any such change occurs, compliance with new laws and regulations might significantly affect Holley’s operations and cost of doing business.

COVID-19

COVID-19 has adversely impacted global supply chain and general economic conditions. The Company has experienced disruptions and higher costs in manufacturing, supply chain, logistical operations, and shortages of certain Company products in distribution channels. The full extent of the impact of the COVID-19 pandemic on the Company’s business and operational and financial performance and condition is currently uncertain and will depend on many factors outside the Company’s control, including but not limited to the timing, extent, duration and effects of the virus and any of its mutations, the utilization and effectiveness of treatments and vaccines, the imposition of effective public safety and other protective measures, the further impact of COVID-19 on the global economy and demand for the Company’s products and services. Should the COVID-19 pandemic, including variants such as Delta, not improve or worsen, or if the Company’s attempt to mitigate its impact on its operations and costs is not successful, the Company’s business, results of operations, financial condition and prospects may be adversely affected.

Key Components of Results of Operations

Net Sales

The principal activity from which the Company generates its sales is the designing, marketing, manufacturing and distribution of performance after-market automotive parts for its end consumers. Sales are displayed net of rebates and sales returns allowances. Sales returns are recorded as a charge against gross sales in the period in which the related sales are recognized.

Cost of Goods Sold

Cost of goods sold consists primarily of the cost of purchased parts and manufactured products, including materials and direct labor costs. In addition, warranty, shipping and handling and inspection and repair costs are also included within costs of goods sold. Reductions in the cost of inventory to its net realizable value are also a component of cost of goods sold.

Gross Profit and Gross Margin

Gross profit consists of Holley’s net sales less its cost of goods sold. Gross margin is gross profit as a percentage of net sales.

Selling, General, and Administrative

Selling, general, and administrative consist of payroll and related personnel expenses, IT and office services, office rent expense and professional services. In addition, self-insurance, advertising, research and development, pre-production and start-up costs are also included within selling, general, and administrative. The Company expects to incur additional expenses as a result of operating as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as higher expenses for general and director and officer insurance, investor relations and other professional services.

Research and Development Costs

Research and development costs consist of personnel expenses and other costs associated with the development and innovation of new products as well as the maintenance of existing products.

Amortization of Intangibles

Amortization of intangibles consists of amortization of definite-lived intangible assets over their respective useful lives.

Acquisition and Restructuring Costs

Acquisition and restructuring costs consist of professional fees for legal, accounting, consulting, administrative, and other professional services directly attributable to potential acquisitions. In addition, operational restructuring costs are included within this classification.

Related Party Acquisition and Management Fee Costs

Related party acquisition and management fee costs consist of fees paid to the Company’s private equity sponsor pursuant to a management services agreement for management services and consulting services directly attributable to potential acquisitions. Upon the Closing of the Business Combination, the management services agreement with our private equity sponsor was terminated.

Other Expense (Income)

Other expenses consist of foreign currency transaction gains and losses, gains and losses on the disposal of fixed asset and other miscellaneous items.

Operating Income

Operating income consists of Holley’s gross profit less selling, general and administrative expenses, amortization of intangibles, acquisition, restructuring and management fee costs and other expenses.

Interest Expense

Interest expense consists of interest due on the indebtedness under our credit facilities. Interest is based on LIBOR or the prime rate, plus the applicable margin rate. As of June 27, 2021, $540.6 million was outstanding under the First Lien Credit Agreement and $145.0 million outstanding under our Second Lien Credit Agreement.

Income Tax Expense

Income tax expense consists of the Company’s current income tax expense less the deferred income tax benefit.

Foreign Currency Translation Adjustment

Foreign currency translation adjustment is based on the translation of assets and liabilities translated using period end exchange rates and revenue and expenses translated using average exchange rates.

Results of Operations

Thirteen Weeks Ended June 27, 2021 Compared With Thirteen Weeks Ended June 28, 2020

The table below presents Holley’s results of operations for the thirteen weeks ended June 27, 2021 and June 28, 2020:

	For the thirteen weeks ended		Change
	June 27, 2021	June 28, 2020	$	%
Net sales	$193,041	$125,296	$67,745	54.07%
Cost of goods sold	111,841	70,468	41,373	58.71%

Gross profit	81,200	54,828	26,372	48.10%
Selling, general, and administrative	26,190	16,294	9,896	60.73%
Research and development costs	7,065	5,595	1,470	26.27%
Amortization of intangibles	3,502	2,701	801	29.66%
Acquisition and restructuring costs	2,676	3,118	(442)	(14.18%)
Related party acquisition and management fee costs	1,658	880	778	88.41%
Other expense (income)	47	(109)	156	n/a

Operating income	40,062	26,349	13,713	52.04%
Interest expense	11,174	11,013	161	1.46%

Income before income taxes	28,888	15,336	13,552	88.37%
Income tax expense	5,790	2,827	2,963	104.81%

Net income	23,098	12,509	10,589	84.65%
Foreign currency translation adjustment	35	—	35	n/a

Total comprehensive income	$23,133	$12,509	$10,624	84.93%

Net Sales

Net sales for the thirteen weeks ended June 27, 2021 increased $67.7 million, or 54.1%, to $193.0 million, as compared to $125.3 million for the thirteen weeks ended June 28, 2020. Net sales during the thirteen weeks ended June 27, 2021 increased $37.3 million due to our recent business acquisitions. In addition our electronic products increased $15.4 million, or 22.1%, and our exhaust products increased $3.8 million, or 20.1%, primarily due to higher sales volume reflecting the continued success of our new product introductions.

Cost of Goods Sold

Cost of goods sold for thirteen weeks ended June 27, 2021 increased $41.4 million, or 58.7%, to $111.8 million, as compared to $70.5 million for the thirteen weeks ended June 28, 2020. The increase in cost of goods sold during the thirteen weeks ended June 27, 2021 was in line with a corresponding increase in product sales during such period.

Gross Profit and Gross Margin

Gross profit for the thirteen weeks ended June 27, 2021 increased $26.4 million, or 48.1%, to $81.2 million, as compared to $54.8 million for the thirteen weeks ended June 28, 2020. The increase in gross profit was driven by the increase in sales. Gross margin for the thirteen weeks ended June 27, 2021 was 42.16% compared to a gross margin of 43.86% for the thirteen weeks ended June 28, 2020.

Selling, General and Administrative

Selling, general and administrative costs for the thirteen weeks ended June 27, 2021 increased $9.9 million, or 60.7%, to $26.2 million, as compared to $16.3 million for the thirteen weeks ended June 28, 2020. When expressed as a percentage of sales, selling, general and administrative costs increased to 13.6% of sales for the thirteen weeks ended June 27, 2021, as compared to 13.0% of sales in 2020. $5.2 million of the increase is related to selling, general and administrative costs of recent acquisitions. The increase in costs was also driven by a $1.8 million increase in shipping costs related to higher sales and a $0.9 million increase in costs associated with the Business Combination.

Research and Development Costs

Research and development costs for the thirteen weeks ended June 27, 2021 increased $1.5 million, or 26.3%, to $7.1 million, as compared to $5.6 million for the thirteen weeks ended June 28, 2020. The increase in research and development costs was primarily due to headcount investments as we continue to pursue product innovation and new products.

Amortization of Intangibles

Amortization of intangible assets for the thirteen weeks ended June 27, 2021 increased $0.8 million, or 29.7%, to $3.5 million, as compared to $2.7 million for the thirteen weeks ended June 28, 2020 due to recent acquisitions.

Acquisition and Restructuring Costs

Acquisition and restructuring costs for the thirteen weeks ended June 27, 2021 decreased $0.4 million, to $2.7 million, as compared to $3.1 million for the thirteen weeks ended June 28, 2020, reflecting ongoing restructuring costs related to the businesses recently acquired.

Related Party Acquisition and Management Fee Costs

Related party acquisition and management fee costs for the thirteen weeks ended June 27, 2021 increased $0.8 million to $1.7 million as compared to $0.9 million for the prior year, primarily due to management fees related to the acquisition of Advance Engine Management, Inc (“AEM”).

Operating Income

As a result of factors described above, operating income for the thirteen weeks ended June 27, 2021 increased $13.7 million, or 52.0%, to $40.1 million, as compared to $26.3 million for the thirteen weeks ended June 28, 2020.

Interest Expense

Interest expense of $11.2 million for the thirteen weeks ended June 27, 2021 was comparable to $11.0 million for the prior year.

Income before Income Taxes

As a result of factors described above, income before income taxes for the thirteen weeks ended June 27, 2021 increased $13.6 million to $28.9 million, as compared to $15.3 million for the thirteen weeks ended June 28, 2020.

Income Tax Expense

Income tax expense for the thirteen weeks ended June 27, 2021 increased $3.0 million to $5.8 million, as compared to $2.8 million for the thirteen weeks ended June 28, 2020. The increase was due to an increase in taxable income from the growth in sales. The effective tax rates were 20.1% and 18.4% for the thirteen weeks ended June 27, 2021 and June 28, 2020, respectively.

Net Income

As a result of factors described above, net income for the thirteen weeks ended June 27, 2021 increased $10.6 million to $23.1 million, as compared to $12.5 million for the thirteen weeks ended June 28, 2020.

Total Comprehensive Income

As a result of factors described above, total comprehensive income for the thirteen weeks ended June 27, 2021 increased $10.6 million to $23.1 million, as compared to $12.5 million for the thirteen weeks ended June 28, 2020.

Twenty-six Weeks Ended June 27, 2021 Compared With Twenty-six Weeks Ended June 28, 2020

The table below presents Holley’s results of operations for the twenty-six week periods ended June 27, 2021 and June 28, 2020:

	For the twenty-six weeks ended		Change
	June 27, 2021	June 28, 2020	$	%
Net sales	$353,373	$232,453	$120,920	52.02%
Cost of goods sold	206,494	134,292	72,202	53.76%

Gross profit	146,879	98,161	48,718	49.63%
Selling, general, and administrative	50,202	31,487	18,715	59.44%
Research and development costs	13,034	11,216	1,818	16.21%
Amortization of intangibles	6,838	5,400	1,438	26.63%
Acquisition and restructuring costs	21,509	4,532	16,977	374.60%
Related party acquisition and management fee costs	2,539	1,771	768	43.37%
Other income	(86)	(268)	182	(67.91%)

Operating income	52,843	44,023	8,820	20.03%
Interest expense	21,245	22,518	(1,273)	(5.65%)

Income before income taxes	31,598	21,505	10,093	46.93%
Income tax expense	10,556	4,144	6,412	154.73%

Net income	21,042	17,361	3,681	21.20%
Foreign currency translation adjustment	19	—	19	n/a

Total comprehensive income	$21,061	$17,361	$3,700	21.31%

Net Sales

Net sales for the twenty-six weeks ended June 27, 2021 increased $120.9 million, or 52.0%, to $353.4 million, as compared to $232.5 million for the twenty-six weeks ended June 28, 2020. Net sales during the twenty-six weeks ended June 27, 2021 increased $63.2 million due to our recent business acquisitions. In addition our electronic products increased $31.7 million, or 25.0%, and our exhaust products increased $8.5 million, or 24.8%, primarily due higher sales volume reflecting the continued success of our new product introductions.

Cost of Goods Sold

Cost of goods sold for the twenty-six weeks ended June 27, 2021 increased $72.2 million, or 53.8%, to $206.5 million, as compared to $134.3 million for the twenty-six weeks ended June 28, 2020. The increase in cost of goods sold during the twenty-six weeks ended June 27, 2021 was in line with a corresponding increase in product sales during such period.

Gross Profit and Gross Margin

Gross profit for the twenty-six weeks ended June 27, 2021 increased $48.7 million, or 49.6%, to $146.9 million, as compared to $98.2 million for the twenty-six weeks ended June 28, 2020. The increase in gross profit was driven by the increase in sales. Gross margin of 41.6% for the twenty-six weeks ended June 27, 2021 was comparable to 42.2% for the prior year period.

Selling, General and Administrative

Selling, general and administrative costs for the twenty-six weeks ended June 27, 2021 increased $18.7 million, or 59.4%, to $50.2 million, as compared to $31.5 million for the twenty-six weeks ended June 28, 2020. When expressed as a percentage of sales, selling, general and administrative costs increased to 14.2% of sales for the twenty-six weeks ended June 27, 2021, as compared to 13.6% of sales in 2020. $8.9 million of the increase is related to selling, general and administrative costs of recent acquisitions. The increase in costs was driven by a $3.4 million increase in shipping and handling costs related to higher sales and a $2.6 million increase in costs associated with the Business Combination.

Research and Development Costs

Research and development costs for the twenty-six weeks ended June 27, 2021 increased $1.8 million, or 16.2%, to $13.0 million, as compared to $11.2 million for the twenty-six weeks ended June 28, 2020. The increase in research and development costs were primarily due to headcount investments of $2.3 million as we continue to pursue product innovation and new products.

Amortization of Intangibles

Amortization of intangible assets for the twenty-six weeks ended June 27, 2021 increased $1.4 million, or 26.7%, to $6.8 million, as compared to $5.4 million for the twenty-six weeks ended June 28, 2020 due to recent acquisitions.

Acquisition and Restructuring Costs

Acquisition and restructuring costs for the twenty-six weeks ended June 27, 2021 increased $17.0 million, or 374.6%, to $21.5 million, as compared to $4.5 million for the twenty-six weeks ended June 28, 2020. The increase was primarily due to an increase of $17.2 million to the contingent consideration payable from the Simpson acquisition.

Related Party Acquisition and Management Fee Costs

Related party acquisition and management fee costs for the twenty-six weeks ended June 27, 2021 increased $0.8 million, or 43.4%, to $2.5 million as compared to $1.8 million for the prior year, primarily due to management fees related to the acquisition of AEM.

Operating Income

As a result of factors described above, operating income for the twenty-six weeks ended June 27, 2021 increased $8.8 million, or 20.0%, to $52.8 million, as compared to $44.0 million for the twenty-six weeks ended June 28, 2020.

Interest Expense

Interest expense for the twenty-six weeks ended June 27, 2021 decreased $1.3 million, or 5.7%, to $21.2 million, as compared to $22.5 million for the twenty-six weeks ended June 28, 2020. The decrease was due to a lower effective interest rate.

Income before Income Taxes

As a result of factors described above, income before income taxes for the twenty-six weeks ended June 27, 2021 increased $10.1 million, or 46.9%, to $31.6 million, as compared to $21.5 million for the twenty-six weeks ended June 28, 2020.

Income Tax Expense

Income tax expense for the twenty-six weeks ended June 27, 2021 increased $6.4 million to $10.6 million, as compared to $4.1 million for the twenty-six weeks ended June 28, 2020. The increase was due to an increase in taxable income from the growth in sales. The effective tax rates were 33.4% and 19.3% for the twenty-six weeks ended June 27, 2021 and June 28, 2020, respectively. The significant difference between the effective tax rate and the federal statutory rate in 2021 was due to the permanent difference resulting from the adjustment to the Simpson earnout during the period.

Net Income

As a result of factors described above, net income for the twenty-six weeks ended June 27, 2021 increased $3.7 million to $21.1 million, as compared to $17.4 million for the twenty-six weeks ended June 28, 2020.

Total Comprehensive Income

As a result of factors described above, total comprehensive income for the twenty-six weeks ended June 27, 2021 increased $3.7 million to $21.1 million, as compared to $17.4 million for the twenty-six weeks ended June 28, 2020.

Non-GAAP Financial Measures

Holley believes EBITDA and Adjusted EBITDA are useful to investors in evaluating the Company’s financial performance. In addition, Holley uses these measures internally to establish forecasts, budgets and operational goals to manage and monitor its business. Holley believes that these non-GAAP financial measures help to depict a more realistic representation of the performance of the underlying business, enabling the Company to evaluate and plan more effectively for the future. Holley believes that investors should have access to the same set of tools that its management uses in analyzing operating results.

Holley defines EBITDA as earnings before (a) interest expense, (b) income taxes and (c) depreciation and amortization. Holley defines Adjusted EBITDA as EBITDA plus (i) unusual or nonrecurring expenses that consist primarily of the addback of the amortization of the fair market value increase in inventory in 2019 and 2018 (for 2020, the addbacks consist of the amortization of the fair market value increase in inventory and legal settlement) (ii) acquisition and restructuring costs, which for the twenty-six weeks ended June 27, 2021 includes a $17.2 million adjustment due to a change in the fair value of the Simpson acquisition contingent consideration payable, (iii) related party acquisition and management fee costs, and (iv) other expenses, which includes losses from disposal of fixed assets and foreign currency transactions.

EBITDA and Adjusted EBITDA are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and may be different from non-GAAP financial measures used by other companies. These measures should not be considered as measures of financial performance under GAAP, and the items excluded from or included in these metrics are significant components in understanding and assessing Holley’s financial performance. These metrics should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP. The following unaudited table presents the reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA for the thirteen weeks ended June 27, 2021 and June 28, 2020 and for the twenty-six weeks ended June 27, 2021 and June 28, 2020:

	For the thirteen weeks ended		For the twenty-six weeks ended
	June 27, 2021	June 28, 2020	June 27, 2021	June 28, 2020
Net income (loss)	$23,098	$12,509	$21,042	$17,361
Adjustments:
Depreciation	2,201	1,988	4,453	4,013
Amortization of intangibles	3,502	2,701	6,838	5,400
Interest expense	11,174	11,013	21,245	22,518
Income tax expense (benefit)	5,790	2,827	10,556	4,144

EBITDA	45,765	31,038	64,134	53,436
Unusual or nonrecurring expenses	3,993	1,435	9,837	1,673
Acquisition and restructuring costs	2,676	3,118	21,509	4,532
Related party acquisition and management fee costs	1,658	880	2,539	1,771
Other expense	47	(109)	(86)	(268)

Adjusted EBITDA	$54,139	$36,362	$97,933	$61,144

Liquidity and Capital Resources

Holley’s primary cash needs are to support working capital, capital expenditures, acquisitions, and debt repayments. The Company has generally financed its historical needs with operating cash flows, capital contributions and borrowings under its credit facilities. These sources of liquidity may be impacted by various factors, including demand for Holley’s products, investments made in acquired businesses, plant and equipment and other capital expenditures, and expenditures on general infrastructure and information technology.

The Company believes that its cash on hand, cash from operations and borrowings available under its revolving credit facility will be sufficient to satisfy its liquidity needs and capital expenditure requirements for at least the next twelve months.

Cash Flows

The following table provides a summary of cash flows from operating, investing, and financing activities for the periods presented:

Twenty-six Weeks Ended June 27, 2021 Compared With Twenty-six Weeks Ended June 28, 2020

	For the twenty-six weeks ended
	June 27, 2021	June 28, 2020
Cash flows from operating activities	$46,397	$43,449
Cash flows used in investing activities	(60,867)	(3,485)
Cash (used in) from financing activities	(1,539)	26,450

Net increase (decrease) in cash and cash equivalents	$(16,009)	$66,414

Operating Activities. Cash provided by operating activities for the twenty-six weeks ended June 27, 2021 was $46.4 million compared to cash provided by operating activities of $43.4 million during the twenty-six weeks ended June 28, 2020. Cash provided by accrued liabilities, accounts payable and accounts receivable increased by $29.9 million, $5.2 million, and $4.3 million, respectively. Offsetting these increases were decreases in cash provided by inventory of $22.6 million and prepaids and other current assets of $2.9 million. The changes in accrued liabilities, accounts receivable, inventory and accounts payable reflect the growth in the business in 2021. Additionally, the change in accrued liabilities includes the $17.2 million adjustment to the acquisition contingent consideration payable.

Investing Activities. Cash used in investing activities for the twenty-six weeks ended June 27, 2021 was $60.9 million, which included $54.0 million relating to acquisitions and $7.1 million relating to capital expenditures. During the twenty-six weeks ended June 28, 2020, cash used in investing activities was $3.5 million, primarily relating to capital expenditures.

Financing Activities. Cash used by financing activities for the twenty-six weeks ended June 27, 2021 was for payments on long-term debt. Cash provided by financing activities for the twenty-six weeks ended June 28, 2020 related to net borrowings under the revolving credit agreement.

Off-Balance Sheet Arrangements

Holley does not have any off-balance sheet financing arrangements at June 27, 2021, June 28, 2020, or December 31, 2021.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates, judgements and assumptions that affect the reported amounts of assets, liabilities, sales, expenses and related disclosures. We evaluate our estimates, judgements and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates. We believe that the assumptions, judgements and estimates associated with the following have the greatest potential impact on, and are critical to the understanding of, our results of operations: revenue recognition, accounts receivable and allowance for credit losses, inventory, goodwill and intangible assets, income taxes, business combinations and purchase accounting. For further information see Note 1, “Description of the Business, Basis of Presentation, and Summary of Significant Accounting Policies,”

Revenue Recognition

The Company recognizes revenue with customers when control of the promised goods transfers to the customer. This generally occurs when the product is delivered to the customer. Revenue is recorded at the amount of consideration the Company expects to be entitled to in exchange for the delivered goods, which includes an estimate of variable consideration, expected returns, or refunds when applicable. The Company estimates variable consideration, such as sales incentives, by using the most likely amount approach, which considers the single most likely amount from a range of possible consideration amounts. Estimates of variable consideration result in an adjustment to the transaction price such that it is probable that a significant reversal of cumulative revenue would not occur in the future. Sales incentives and allowances are recognized as a reduction to revenue at the time of the related sale. Revenue is recorded net of sales tax. Shipping and handling fees billed to customers are included in net sales, while costs of shipping and handling are included in selling, general and administrative costs.

Accounts Receivable and Allowance for Credit Losses

Accounts receivable represent amounts due from customers in the ordinary course of business. The receivables are stated at the amount management expects to collect. The Company is subject to risk of loss from uncollectible receivables in excess of its allowance. The Company maintains an allowance for credit losses for estimated losses from customers’ inability to make required payments. In order to estimate the appropriate level of this allowance, the Company analyzes historical bad debts, customer concentrations, current customer credit worthiness, current economic trends and changes in customer payment patterns. Accounts are written off when management determines the account is uncollectable. Interest is not charged on past due accounts.

Inventory

The Company’s inventories are stated at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. Adjustments to reduce the cost of inventory to its net realizable value are made, if required, for estimated excess, obsolescence or impaired balances.

We regularly monitor inventory quantities on hand and on order and record write-downs for excess and obsolete inventories based on our estimate of the demand for our products, potential obsolescence of technology, product life cycles, and when pricing trends or forecast indicate that the carrying value of inventory exceeds our estimated selling price. These factors are affected by market and economic conditions, technology changes, and new product introductions and require estimates that may include elements that are uncertain. Actual demand may differ from forecasted demand and may have a material effect on our gross margin. If inventory is written down, a new cost basis will be established that cannot be increased in future periods.

Goodwill and Intangible Assets

Goodwill is not subject to amortization and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset may be impaired. Goodwill represents the excess of the purchase price paid over the fair value of its identifiable net assets acquired. If the carrying amount of the goodwill exceeds the fair value, then an impairment loss will be recognized in the amount equal to the excess. After an impairment loss is recognized, the adjusted carrying amount of goodwill is its new accounting basis. Accounting guidance on the testing of goodwill for impairment allows entities testing goodwill for impairment, the option of performing a qualitative assessment to determine the likelihood of goodwill impairment and whether it is necessary to perform such impairment test.

Under Accounting Standards Update (“ASU”) No. 2017-04, Intangibles-Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, step 2 of the goodwill impairment test has been eliminated. Step 2 of the goodwill impairment test required companies to determine the implied fair value of the reporting unit’s goodwill. Under the new standard, an entity recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.

Intangible assets include trade names, customer relationships and developed technology obtained through business acquisitions. Intangible assets acquired in a business combination are recognized at fair value using generally accepted valuation methods deemed appropriate for the type of intangible assets acquired. Intangible assets with finite lives are amortized over their estimated useful life and are reported net of accumulated amortization, separately from goodwill. Indefinite life intangibles are not amortized but are subject to testing for impairment annually.

Income Taxes

We are subject to income taxes in the U.S. (federal and state) and foreign jurisdictions. We compute our provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the currently enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The income tax effects of these differences are classified as long-term deferred tax assets and liabilities in our consolidated balance sheets.

Significant judgments are required in order to determine the realizability of these deferred tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including but not limited to, historical operating results, forecasted earnings, estimates of future taxable income of a character necessary to realize the deferred asset, relative proportions of revenue and pre-tax income in the various domestic and jurisdictions in which we operate, and the existence of prudent and feasible tax planning strategies. Changes in the expectations regarding the realization of deferred tax assets could materially impact income tax expense in future periods.

Business Combinations and Purchase Accounting

Business combinations are accounted for using the acquisition method of accounting, and accordingly, the assets and liabilities of the acquired business are recorded at their respective fair values. The excess of the purchase price over the estimated fair value is recorded as goodwill. Assigning fair market values to the assets acquired and liabilities assumed at the date of an acquisition requires knowledge of current market values and the values of assets in use, and often requires the application of judgment regarding estimates and assumptions. While the ultimate responsibility resides with management, for certain acquisitions the Company retains the services of certified valuation specialists to assist with assigning estimated values to certain acquired assets and assumed liabilities, including intangible assets and tangible long-lived assets. Acquired intangible assets, excluding goodwill, are valued using various methodologies including discounted cash flows, relief from royalty, and multiperiod excess earnings depending on the type of intangible asset purchased. These methodologies incorporate various estimates and assumptions, such as projected revenue growth rates, profit margins and forecasted cash flows based on discount rates and terminal growth rates.

Recent Accounting Pronouncements

For a discussion of Holley’s new or recently adopted accounting pronouncements, see Note 1, “Description of the Business, Basis of Presentation, and Summary of Significant Accounting Policies,” in the Notes to the Consolidated Financial Statements included elsewhere in this current report on Form 8-K.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk. Holley is exposed to market risk in the normal course of business due to the Company’s ongoing investing and financing activities. The risk of loss can be assessed from the perspective of adverse changes in fair values, cash flows and future earnings. Holley has established policies and procedures governing the Company’s management of market risks and the use of financial instruments to manage exposure to such risks. The Company generally does not hedge its interest rate exposure. The Company had $691.7 million of debt outstanding as of June 27, 2021. A hypothetical 100 basis point increase or decrease in interest rates would result in an approximately $6.9 million change to Holley’s annual interest expense.

Credit and other Risks. Holley is exposed to credit risk associated with cash and cash equivalents and trade receivables. As of June 27, 2021, the majority the Company’s cash and cash equivalents consisted of cash balances in non-interest bearing checking accounts which exceed the insurance coverage provided on such deposits. The Company does not believe that its cash equivalents present significant credit risks because the counterparties to the instruments consist of major financial institutions. Substantially all trade receivable balances of the business are unsecured. The credit risk with respect to trade receivables is concentrated by the number of significant customers that the Company has in its customer base and a prolonged economic downturn could increase exposure to credit risk on the Company’s trade receivables. To manage exposure to such risks, Holley performs ongoing credit evaluations of the Company’s customers and maintains an allowance for potential credit losses.

Exchange Rate Sensitivity. As of June 27, 2021, the Company is exposed to changes in foreign currency exchange rates. While historically this exposure to changes in foreign currency exchange rates has not had a material effect on the Company’s financial condition or results of operations, foreign currency fluctuations could have an adverse effect on business and results of operations in the future. Historically, Holley’s primary exposure has been related to transactions denominated in the Euros and Canadian dollars. The majority of the Company’s sales, both domestically and internationally, are denominated in U.S. Dollars. Historically, the majority of the Company’s expenses have also been in U.S. Dollars and we have been somewhat insulated from currency fluctuations. However, Holley may be exposed to greater exchange rate sensitivity in the future. Currently, the Company does not hedge foreign currency exposure; however, the Company may consider strategies to mitigate foreign currency exposure in the future if deemed necessary.